Exhibit 10.2

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (the “Agreement”) is entered into as of June 4, 2015, by and between Moxian China, Inc., a Nevada corporation (the “Company”) and Zhongtou Huifeng Investment Management (Beijing) Co. Ltd. (“Zhongtou”), a corporation formed pursuant to the laws of People’s Republic of China. Each of the parties of the Agreement is referred to as “Party,” and collectively, the “Parties.”

WHEREAS, on April 24, 2015, the Company entered into a Subscription Agreement with Zhongtou (the “Subscription Agreement”), for a private placement of 8,190,000 shares of its common stock, par value $0.001 per share (the “Common Stock”) to be issued to Zhongtou at a per share price of $1.00 for gross proceeds of $8,190,000 and for no additional consideration an additional warrant to purchase an aggregate of 32,000,000 shares of the Company’s Common Stock at an exercise price of $2.00 per share, exercisable on or prior to July 31, 2015; and

WHEREAS, Zhongtou’s principals have determined to make the same investment described above through a different entity;

WHEREAS, the Company and Zhongtou therefore desire to terminate the Subscription Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1.          Termination. The Company and Zhongtou hereby agree that effective on the date hereof that the Subscription Agreement shall be terminated and be of no further force or effect.

Section 2.          Waiver and Release of Obligations.

(a)         Each of the Parties agrees that any and all obligations of the other under the Subscription Agreement is hereby waived and terminated and of no further effect.

(b)         Upon the execution of this Agreement, Zhongtou and its assigns, successors, subsidiaries, affiliates, owners, members, predecessors, agents, representatives, officers, directors, and employees forever release and discharge the Company’s assigns, successors, subsidiaries, affiliates, owners, shareholders, predecessors, agents, representatives, officers, directors, and employees from any and all causes of action, actions, judgments, liens, damages, losses, claims, liabilities, and demands whatsoever, whether known or unknown, which each other had, now has, or hereafter can, shall, or may have, however arising, including by reason of any duty, breach, act, omission, condition or occurrence through and including the date of this Agreement and/or by reason of any fact, act, matter, cause or thing of any kind whatsoever.

Section 3.          Miscellaneous.

(c)         Expenses. Each Party shall bear its own costs and expenses, including legal fees, incurred or sustained in connection with the preparation of this Agreement and related matters.

(d)         Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and Zhongtou.

(e)         Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties.

(f)          Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

(g)         Governing Law. This Agreement shall be enforced, governed by and construed in accordance with the laws of the State of Nevada applicable to agreements made and to be preformed entirely with such State, without regard to the principles of conflict of laws.

(h)         Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(i)          Headings. The headings in this Agreement are for convenience only, do not constitute a part of the Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereof have as of the date first written above executed this Agreement.

MOXIAN CHINA, INC.

By:
Name:	James Mengdong Tan
Title:	CEO & President

Zhongtou Huifeng Investment

Management (Beijing) Co. Ltd.

By:
Name:
Title: